Exhibit 99.1
AÉROPOSTALE REPORTS MARCH SALES RESULTS
Same store sales increase 2.5%
New York, New York – April 10, 2008 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended April 5, 2008 increased 13.6% to $141.8 million, from $124.8 million for the five-week period ended April 7, 2007. The Company’s same store sales increased 2.5% for the month, compared to a same store sales increase of 15.9% in the year ago period.
Year to date, total net sales have increased 15.5% to $231.5 million, from $200.4 million in the year-ago period. Year-to-date, same store sales have increased 4.2%, compared to a same store sales increase of 10.3% last year.
The Company noted that it continued to experience positive customer reaction to its spring merchandise assortment. The Company also noted that its inventories remain well controlled and on plan, and its gross margins for the month increased over last year.
To hear the Aéropostale prerecorded March sales message, please dial (866) 644-7738 or (585) 267-8033.
About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com). The Company currently operates 808 Aéropostale stores in 47 states, 13 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS